Exhibit 10.59

Line of Credit Agreement

Number: Wuzhongyinshouzi No. 0903045

Party A:	Multi-Fineline Electronix (Suzhou No.2) Co., Ltd.

Business License number:

Legal representative:	Lei Jin

Principal office address:	Dongwu Industrial Park, Wu Zhong Economic Development Zone, Suzhou

Postal code:	215128

Deposit bank and account number:	Bank of China Wu Zhong Branch 26819008092014

Telephone:	65130088

Fax:

Party B:	Bank of China Limited Wu Zhong Branch

Principal:	Zhang Shu

Principal office address:	No. 108 Dong Wu North Road, Wu Zhong District

Postal code:	215128

Telephone:	0512-65272848

Fax:	0512-65289459

In order to develop a friendly and reciprocal partnership, on the principle of voluntary, equality, mutual benefit and good faith, through negotiation, Party A and Party B enter into the following agreement.

Article 1 Scope of business

Party B shall grant a line of credit to Party A in accordance with this Agreement. Party A may apply to Party B for revolving use, use at its discretion or use in one lump sum of credit in accordance with this Agreement and applicable individual agreements for the purpose of processing RMB short-term loans, foreign exchange short term loans, trade financing, letter of guarantee and undertaking capital business and other financing businesses (collectively referred to as “Individual Financing Business”).

Trade financing business referred to under this Agreement shall include opening international letter of credit, opening domestic letter of credit, import bill advance, shipping guarantee, packing loan, export bill purchase, discount of acceptance draft under Usance letter of credit, buyer’s negotiation of domestic letter of credit, seller’s negotiation of domestic letter of credit, negotiation of domestic letter of credit and other international and domestic trade financing business.

The business of letter of guarantee referred to under this Agreement shall include opening letter of guarantee, standby letter of credit and other international and domestic business of letter of guarantee.

Article 2 Types and amount of line of credit

Party B agrees to grant Party A the following lines of credit:

Currency:  Chinese Currency RMB/US$

Amount:    (in letters): one hundred million RMB or equal to fourteen million US$

                  (in figures): RMB 100,000,000 or US$ 14,000,000

The types and amount are as follows:

1.	Credit line: working capital loan RMB 20,000,000 or US$2,800,000

2.	Trading Financing: RMB 80,000,000 or US$ 11,200,000

Article 3 Use of line of credit

1.	Within the credit period as specified under this Agreement, Party A may use the line of credit by the revolving way within the scope for each individual financing business as provided under this Agreement:

In case Party A needs to use the line of credit as specified under Article 1, it shall file an application with Party B in writing. Party B shall decide whether and how to use the line of credit at its discretion and inform Party A in writing.

2.	The balance of existing credit that Party A grants to Party B in accordance with effective Line of Credit Agreement or similar agreements and its individual agreements as of the effective date of this Agreement shall be deemed as the line of credit incurred under this Agreement.

Among which, the balance of credit using the line of credit shall be deemed as the line of credit incurred under this Agreement.

3.	Unless otherwise provided for, the following businesses shall not occupy the line of credit:

1)	Export bill purchase where the letter of credit is consistent with the documents;

2)	Negotiation or financing based on the draft or money under the export letter of credit or domestic letter of credit accepted, honored, confirmed to pay or guaranteed to pay by the issuing bank or confirming bank and acceptable to Party B;

3)	In case Party A can provide guarantee money, government bonds, deposit receipt issued by Party B or bank acceptance draft, letter of guarantee or standby letter of credit acceptable to Party B, then the amount of credit corresponding to the guarantee will not occupy the line of credit;

4)	…

(…) Other businesses that shall not occupy the line of credit separately agreed by the parties hereto in writing

Businesses that don’t occupy the line of credit and whose business agreements still belongs to the individual agreements under this Agreement shall be an integral part of this Agreement and bound by this Agreement, unless such business agreement provides otherwise.

Article 4 Agreement needs to be signed when undertaking individual credit business

In case Party A applies to Party A for undertaking individual credit business under this Agreement, it shall submit relevant application to Party B and/or sign a corresponding contract/ agreement with Party B (collectively referred to as “Individual agreements”).

Article 5 Term of the Credit

The credit term as specified under Article 2 shall run from the effective date of this Agreement till July 31, 2010.

When the credit period as specified above expires, if Party B intends to grant a further line of credit to Party A, both parties shall, through consultations, sign a supplementary agreement in writing, specifying the new line of credit and its credit period. Such supplementary agreement shall be an integral part of this Agreement and have the same legal effect as this Agreement. Matters not covered therein shall be governed by this agreement.

The expiration of the credit period shall not affect the legal effect of this Agreement or cause the termination of this Agreement. Both parties shall continue to undertake the individual credit businesses undertaken under this Agreement before the expiration of the credit period subject to the provisions of this Agreement and applicable individual agreements and perform their obligations incurred before the expiration of the credit period.

Article 6 Preconditions for individual credit business

To undertake individual credit business, Party A shall meet the following conditions upon Party B’s request:

1.	Reserve and sign related documents, bills, seals, list of related personnel and sample of signature of the company with Party A and complete related documents;

2.	Establish necessary account for undertaking individual credit business;

3.	Have effectively furnished guarantee as provided by this Agreement and individual agreements;

4.	Other preconditions for undertaking this business as provided by individual agreements;

5.	Other conditions that Party B thinks Party A should meet.

Article 7 Guarantees

Based on this agreement and individual agreement, Party A and Party B agree the guarantees. The specific information is as below:

Security: Clean

If Party A or the guarantor think the Party B may have some events which may have some bad effect on the liability, or if the guarantee contract is going to become invalid, revocation, or be relieved, or if the financial situation of both Party A and the guarantor is going to worse, which may result in lawsuit or arbitrage, or if the guarantor or Party B default the contract, or if the guarantees devaluated or destroyed or invalid, Party B has the right demand Party A to provide the new guarantee or change the guarantor to endure all the liability in this agreement.

Article 8 Representations and warranties

Party A hereby makes the following representations:

1.	Party A is a company legally registered and validly existing and has the full capacity for civil right and capacity to execute and perform this Agreement;

2.	Party A executes and performs this Agreement and individual agreements out of its own will. It has obtained legal and valid authorization in accordance with the requirement of its Articles of Association or other internal management documents and will not violate any other agreements, contracts or other legal documents binding on Party B by doing so. Party A has obtained or accomplished or will obtain or accomplish all related approval, permit, filing or registration necessary for the execution and performance of this Agreement;

3.	All documents, financial statements, vouchers and other data provided to Party B by Party A under this Agreement and individual agreements are true, complete, accurate and effective;

4.	The transaction background of the business that Party A applies to Party B for undertaking is true and legal and has not been used for money laundering and other illegal purposes;

5.	Party A has not concealed any matters that may affect the financial position and capacity to perform this Agreement of Party A and the guarantor from Party B.

Party A hereby warrants that:

1.	It will submit its financial statements (including but not limited to annual reports, quarter reports and monthly reports) and other related documents to Party B regularly or in a timely manner according to the requirements of Party B;

2.	It will accept and coordinate with Party B’s examination and supervision on its use of the line of credit and related production, operation and financial activities;

3.	If Party A signs a counter guarantee contract or similar contract with the guarantor of this Agreement on its obligation of guarantee, such contract will not impair any rights of Party B under this Agreement;

4.	Party A will inform Party B in a timely manner in case of any circumstances that may affect the financial position and capacity to perform this Agreement of Party A and the guarantor, including but not limited to, any forms of division, merger, joint operation, joint venture or cooperation with foreign businessman, contracted management, restructuring, reform, IPO and any other changes in the mode of operation, reduction of registered capital, transfer of significant assets or shareholding, significant liabilities, any significant liabilities newly created upon the collateral, sealing up of the collateral, dissolution, cancellation, filing or being filed for bankruptcy or involving any significant suit or arbitration;

5.	Party A shall handle any matters not covered under this Agreement or individual agreements in accordance with related provisions and business practice of Party B;

6.	It will not mortgage its assets during the credit period;

7.	The average days of turnover of receivables will not be more than 90 days when it draws revolving funds.

Article 9 Related parties of Party A in its group and the disclosure of related transactions

The parties hereto agree that the following Section 2 will be applied:

1.	Party A is not a group client as specified by Party B subject to the Guidelines on the Management of Risks of Credits Granted by Commercial Banks to Group Clients (hereinafter referred to as “Guidelines”).

2.	Party A is a group client as specified by Party B subject to the Guidelines. Party A shall, subject to the provisions of Article 17 of the Guidelines, report all related transactions accounting for more than 10% of its net assets to Party B in a timely manner, including the relationship between the parties to the transaction, item, nature, amount of the transaction or respective proportion and pricing policy (including transactions without any amount or only with negligible amount).

Article 10 Breach of agreement and remedies

Any one of the following circumstances shall constitute or be deemed as breach of this Agreement and individual agreement by Party A:

1.	Party A fails to pay any sum or repay and debts to Party B according to the provisions of this Agreement and individual agreements;

2.	Party A fails to use the loans for the purpose as specified in this Agreement and individual agreements;

3.	The representations of Party A in this Agreement and individual agreements is false or it breaches its warranties made in this Agreement and individual agreements;

4.	Any circumstances as specified in Article 2 Section 4 of this Agreement that may affect Party A or the guarantor’s financial position or its capacity to perform the Agreement in the view of Party B and that Party A fails to provide new guarantee or change the guarantor according the provisions of this Agreement;

5.	Party A terminates its operation, dissolves, is cancelled or goes bankruptcy;

6.	Party A breaches other provisions of this Agreement and individual agreements regarding the rights and obligations of related parties;

7.	Party A breaches other contracts between it and Party B or other agencies of Bank of China Limited;

8.	The guarantor breaches the guarantee contract or other contracts with Party B or other agencies of Bank of China Limited.

Under any of the events of breach as mentioned above, Party B is entitled to take the following measures respectively or at the same time according to actual circumstances:

1.	Request Party A and the guarantor to correct their breach within a fixed period of time;

2.	Reduce, suspend or terminate the line of credit granted to Party A in whole or in part;

3.	Suspend or terminate in whole or in part the acceptance of Party A’s business application under this Agreement and individual agreements or other agreements between Party A and Party B; to suspend or terminate in whole or in part the granting and processing any outstanding loans, trade financing and letter of guarantee;

4.	Declare immediate expiration or maturity in whole or in part of this Agreement and individual agreements, the principal and interests of any outstanding loans, funds of trade financing and money advanced for the letter of guarantee and other accounts payable;

5.	Terminate or cancel this Agreement, or terminate or cancel individual agreements or other agreements between Party A and Party B in whole or in part;

6.	Claim compensation against Party A for the losses arising from Party A’s breach of this Agreement;

7.	Deduct the amount from Party A’s account established in Party B to offset Party A’s debts to Party B in whole or in part by notice to Party B prior to or after such deduction. Any immature sum in such account shall be deemed to mature ahead of schedule; in case of difference between the currency of the account and Party B’s currency of account, the amount deducted shall be converted according to the rate for exchange settlement and sales then applicable to Party B;

8.	Exercise its right to collateral;

9.	Request the guarantor to bear the responsibility of guarantee;

10.	Take any other measures that Party B deems necessary.

Article 11 Reservation of rights

The failure of either party to exercise its right under this Agreement and individual agreements in whole or in part, or require the performance by the other party of its right and obligations in whole or in part, shall not constitute a waiver of such right, obligations or responsibilities by such party.

One party’s consent to any allowance, grace or delay to exercise the right under this Agreement and individual agreements by the other party shall not affect any right that should be entitled to under this Agreement and individual agreements or any applicable laws and regulations and shall be deemed as its waiver of such right.

Article 12 Alteration, modification, termination and partial invalidity

Through mutual agreement, the parties hereto may alter or modify this Agreement in writing. Any alterations or modifications to this Agreement shall be an integral part of this Agreement.

Unless otherwise provided by the laws and regulations or the parties hereto, this Agreement shall not be terminated before all the rights and obligations under this Agreement and individual agreements have been fulfilled.

Unless otherwise provided by the laws and regulations or the parties hereto, the invalidity of any provisions of this Agreement shall not affect the legal effect of other provisions.

Article 13 Governing laws and settlement of disputes

Unless otherwise agreed by the parties hereto, this Agreement and individual agreements shall be governed by the laws of the People’s Republic of China.

Unless otherwise agreed by the parties hereto, after this Agreement and individual agreements go into effect, all disputes arising in connection with or in the execution and performance of this Agreement and individual agreements shall be settled by both parties through negotiation. In case no settlement can be reached, either party may:

Bring a lawsuit in the People’s Court where Party B or other agency under the Bank of China Limited exercising rights and obligations subject to this Agreement and individual agreements is domiciled;

During the period of the settlement of dispute, if such dispute doesn’t affect the fulfillment of other clauses of this Agreement and individual agreements, such clauses shall continue to be fulfilled.

Article 14 Expenses

Unless otherwise provided by the laws or the parties hereto, Party A shall bear all the expenses arising from the execution and performance of this Agreement and individual agreements and the settlement of disputes (including legal expenses).

Article 15 Annex

The following annexes, other annexes as commonly confirmed by the parties hereto and the individual agreements shall be an integral part of this Agreement and have the same legal effect as this Agreement.

Annex 1: Matters regarding the Opening of International Letter of Credit

Annex 6: Matters regarding the Establishment of Letter of Guarantee/Standby Letter of Credit

Annex 11: Matters regarding the Financing Under Outward Remittance

Article 16 Miscellaneous

1.	Without written consent of Party B, Party A shall not transfer any of its rights and obligations under this Agreement and individual agreements to any third party.

2.	If, due to the business needs, Party B needs to entrust other agencies under the Bank of China Limited to perform its rights and obligations under this Agreement and individual agreements, Party A will agree to it. The agencies under the Bank of China Limited entrusted by Party B shall have the right to exercise all rights under this Agreement and individual agreements and to bring lawsuits in court or submit disputes to arbitration body for arbitration under this Agreement and individual agreements.

3.	Without prejudice to other provisions of this Agreement and individual agreements, this Agreement shall be legally binding on the parties hereto and their successors and assignees by law.

4.	Unless otherwise agreed herein, the parties hereto specify the address provided herein is their respective mailing and contact address and promise to inform the other party in writing in a timely manner in case of any change in their mailing and contact address.

5.	The headings and description of business contained herein are for convenience of reference only and are not to be used in the interpretation of the clauses of this Agreement and the rights and obligations of the parties hereto.

Article 17 Effectiveness

This Agreement shall go into effect from the date of execution hereof by the legal representatives, principals or authorized representatives of the parties hereto.

This Agreement is made in two copies, each copy to be held by the parties hereto and the guarantor respectively with equal legal effect.

Party A: Multi-Fineline Electronix (Suzhou No. 2) Co., Ltd.	Party B: Bank of China Limited Wu Zhong Branch

Authorized Representative (signature):	Authorized Representative (signature):

/s/ Lei Jin	/s/ illegible signature

Signing Date: January 25, 2010

Annex 1: Matters regarding the Opening of International Letter of Credit

1.	If it has any difference between this attachment and The Agreement on Credit Facility (hereinafter referred to “the Agreement”), the former shall be deemed.

2.	Party A which desires to apply to Party B for opening letter of credit shall meet with all the preconditions set forth in the Agreement.

3.

Party A shall agree that Party B will handle all matters under letter of credit pursuant to The Uniform Customs and Practice for Documentary Credit made by the International Chamber of Commerce (☐UCP500/☐UCP600, similarly hereafter), and Party A shall be responsible for all the obligations and liabilities thereof.

4.	Opening and amendment of letter of credit:

I.	If Party B accepts the application of opening letter of credit from Party A, it shall open the letter of credit in accordance with The Application of Opening International Letter of Credit which is provided by Party A. And the letter of credit opened by Party B shall be final.

II.	Party B shall be entitled to demand Party A to provide all relative documents or files such as commercial contract etc. However, it shall not interpreted that Party B shall be responsible to open letter of credit in accordance with such documents or files.

III.	If Party A desires to amend the letter of credit, it shall provide The Application of Amending International Letter of Credit to Party B. Party A shall agree that Party B will handle all matters in connection with amendment under the letter of credit pursuant to The Uniform Customs and Practice for Documentary Credit mentioned above, and it shall be responsible for all the obligations and liabilities thereof. The amendment shall be binding on Party A once it has been sent out.

IV.	Party B shall have sole discretion on the amendment of letter of credit. It shall be entitled to refuse the application of amendment provided by Party A or offer its suggestion on amending content. The amendment of letter of credit shall refer to amount, currency, interest rate and term etc. If Party B considers in its opinion that the amendment will increase the guarantor’s obligation, Party B shall be entitled to require Party A to add more deposit, and/or require that The Application of Amending International Letter of Credit of Party A shall be approved by the guarantor with its signature on such application. Otherwise Party B shall be entitled to refuse Party A’s application of amendment.

V.	The amendment of letter of credit shall not change the other rights and obligations of Party A under the Agreement and this attachment.

VI.	The contents in connection with letter of credit of The Application of Opening International Letter of Credit and The Application of Amending International Letter of Credit shall be written in English. All liabilities arising from the ambiguity due to unclear writing or semantic ambiguity shall be born by Party A.

VII.	Party A shall pay to Party B in time all expenses arising from opening and amending letter of credit (including bank charge which is rejected by overseas beneficiary), and the expenses shall be calculated as per Party B’s provisions.

5.	Outward payment under letter of credit:

I.

Party A, on its receipt of Party B’s notice on documents’ arrival during the term of letter of credit, shall notify Party B about its treating comment on such documents within the time set forth in such Party B’s notice, otherwise Party A shall be deemed that it won’t refuse payment on such documents and will agree Party B to make outward payment/acceptance/undertaking payment; in the event that Party A notifies Party B that it agrees and accepts such documents within the time set forth in such Party B’s notice, and Party B agrees Party A’s treating comment on such documents, Party B may make outward payment/acceptance/undertaking payment;. Party A shall deposit the amount to be paid in accordance with the provisions of The Application of Opening International Letter of Credit.

In the event that Party A notifies Party B that it agrees and accepts such documents, while Party B does not agree Party A’s treating comment on such documents, Party B, only on the base that whether such documents are compliant or not, shall be entitled to decide solely whether to refuse outward payment or not; in the event that Party A agrees to pay full deposit or provide other guarantee on payment, Party B shall be entitled to release its right to refuse outward payment or retain such right, as the case may be.

II.	In the event that Party A considers such documents have incompliant points and requires Party B to refuse outward payment/acceptance/undertaking payment within the time set forth in Party B’s notice on documents’ arrival, Party A shall specify all the incompliant points at a time, and provide a statement on reasons for refusing payment in duplicate which has been affixed with the preserved seal of Party A. In regard with the incompliant points specified by Party A on the statement on reasons for refusing payment, Party B shall be entitled to deem such points as all the incompliant points provided by Party A on such documents. In the event that Party B agrees all the incompliant points provided by Party A, Party B may refuse to make outward payment; in the event that Party B examines and considers that the incompliant points provided by Party A are not brought into existence in accordance with the international usage, or such incompliant points are not material and can not comprise the reasons for refusing payment, Party B shall be entitled to decide to make outward payment/acceptance/undertaking payment, and make the outward payment directly by the amount deposited by Party A for payment. Party A shall bear all the obligations and liabilities thereof.

III.	In the event that the amount deposited by Party A for payment is not enough and it makes Party B advance for due payment, once the due payment is paid, it forms the debt of Party A to Party B under the Agreement and this attachment, and Party A shall pay off such debt in time. The interest rate and interest of the advanced money shall be referred to the provisions of relative applications.

6.	Additional commitment:

In order to operate transactions under this attachment, besides the provisions of the Agreement, Party A shall make hereby additional commitment to Party B as follow:

I.	In the event that the import and export commercial contract is changed in connection with the letter of credit after such letter of credit has been opened, Party A shall notify Party B immediately in writing form;

II.	After Party B pays advance or makes acceptance or undertakes to pay, Party B shall have the rights to handle the whole set of documents/goods under the letter of credit, or other security interests or rights and interests in property which may be owned in accordance with any applicable laws and/or regulations. In the event that the rights to handle the whole set of documents/goods shall be owned by Party A in accordance with the applicable laws and/or regulations or the award of court or arbitral authority with jurisdiction, Party A shall agree to transfer unconditionally such rights to Party B to the extent of the applicable laws, and recognize all the acts or omissions on documents/goods taken by Party B. In the event that the rights to handle the whole set of documents/goods shall be owned by Party B in accordance with the applicable laws and/or regulations or the award of court or arbitral authority with jurisdiction, Party B shall retain such rights until Party A retires documents or pays off the advances of Party B.

In regard with usance draft which has been accepted by Party B or the deferred payment which has been confirmed by Party B, Party A shall not require Party B in any reason to stop such payment, and to the extent of laws release its right to apply to the People’s Court in any reason for freezing all payments under the letter of credit or submit an appeal to the People’s Court in any reason for requiring to stop such payments.

III.	Party A shall undertake all the risks on transactions under the letter of credit against loss, delay, error, negligence and damage etc. arising from posting, telecommunicating or sending letter and telegraph and documents in other methods, as well as the risks arising from that Party B uses the service of any third party.

7.	Other details in connection with operating the transactions under this attachment shall be referred to the provisions of The Application of Opening International Letter of Credit and The Application of Amending International Letter of Credit.

Annex 6: Matters regarding the Establishment of the Letter of Guarantee/ Standby Letter of Credit

1.	If it has any difference between this attachment and the Agreement, the former shall be deemed.

2.	Party A which desires to apply to Party B for opening letter of guarantee/standby letter of credit shall meet with all the preconditions set forth in the Agreement.

3.	The opening and amending of letter of guarantee/standby letter of credit:

I.	If Party B accepts the application of opening letter of guarantee/standby letter of credit from Party A, it shall open the letter of guarantee/standby letter of credit in accordance with the provisions of both parties.

II.	The details of the letter of guarantee/standby letter of credit which has been opened by Party B on Party A’s application shall be referred to The Application of Opening Letter of Guarantee/Standby Letter of Credit provided by Party A. And the letter of guarantee/standby letter of credit opened by Party B shall be final.

III.	If Party A desires to amend the letter of guarantee/standby letter of credit, it shall provide The Application of Amending Letter of Guarantee/Standby Letter of Credit to Party B.

IV.	The amendment of letter of guarantee/standby letter of credit shall refer to amount, currency, interest rate and term or other provisions which shall be added necessarily in Party B’s opinion, Party B shall be entitled to require Party A to add more deposit, and/or require that The Application of Amending Letter of Guarantee/Standby Letter of Credit of Party A shall be approved by the counter guarantor with its signature on such application. Otherwise Party B shall be entitled to refuse Party A’s application of amendment.

V.	The amendment of letter of guarantee/standby letter of credit shall not change the other rights and obligations of Party A under the Agreement and this attachment.

4.	Party A agrees that if there is any claim arising under the letter of guarantee/standby letter of credit in the term of letter of guarantee/standby letter of credit, after Party B examines and considers that the claiming documents of beneficiary meet with the provisions of the letter of guarantee/standby letter of credit, Party B shall be entitled to pay the claim directly with the amount deposited by Party A for payment.

In the event that the amount deposited by Party A for payment is not enough and it makes Party B advance for claimed payment, once the due payment is paid, it forms the debt of Party A to Party B under the Agreement and this attachment, and Party A shall pay the interest which will be calculated from the date which Party B advances for such claimed payment to the date which Party A pays off actually its debt, and the interest rate of the advance shall be referred to the provisions of The Application of Opening Letter of Guarantee/Standby Letter of Credit.

5.	In order to operate transactions under this attachment, besides the provisions of the Agreement, Party A shall make hereby additional commitment to Party B as follow:

I.	In the event that the letter of guarantee/standby letter of credit is opened or transmitted though other bank, Party A shall agree to undertake all the risks arising from that Party B opens or transmits again the aforesaid letter of guarantee/standby letter of credit to such other bank;

II.	In the event that there is any execution, amendment, change or termination etc. of basic contract and basic transaction on which the letter of guarantee/standby letter of credit bases and such condition mentioned above will impact on the guarantee liability of Party B, Party A shall notify Party B immediately;

III.	Party A shall cooperate with Party B to handle the relative procedures about fulfilling agreement under outward guarantee.

IV.	Party A shall undertake all the risks on transactions under the letter of guarantee/standby letter of credit against loss, delay, error, negligence and damage etc. arising from posting, telecommunicating or sending letter and telegraph and documents in other methods, as well as the risks arising from that Party B uses the service of any third party;

V.	If the letter of guarantee/standby letter of credit has not specified a date on which such letter will cease to be effective, or that it is applicable to foreign laws or practices, or such letter has not specified the guaranteed amount etc., Party A shall agree to indemnify Party B against all risks, liabilities and losses thereof;

VI.	Other details in connection with operating the transactions under this attachment shall be referred to the provisions of The Application of Opening Letter of Guarantee/Standby Letter of Credit and The Application of Amending Letter of Guarantee/Standby Letter of Credit.

Annex 11: Matters regarding the Financing under Outward Remittance

1.	If it has any difference between this attachment and the Agreement, the former shall be deemed.

2.	The outward remittance under trade means the payment which is made by Party A as the importer of the signed import goods contract in accordance with the provisions of such contract in the method of bank remittance.

The financing under outward remittance for the purpose of this contract and all documents in connection with this contract means that Party B as the remitting bank of the payment under Party A’s trade, due to that Party A requires accommodation of funds, provides fund to Party A and makes the outward remittance, and Party A pays off the financed amount to Party B;

3.	Party A which desires to apply to Party B for operating the transaction of financing under outward remittance shall meet with all the preconditions set forth in the Agreement.

4.	In the event that Party B accepts the application of financing under outward remittance from Party A, Party B shall remit the financed fund in the stipulated currency and with the stipulated amount on The Application of Financing under Outward Remittance which has been accepted by it to the nominated payee on the remittance notice which has been provided by Party A.

5.	Party A provides any document to Party B on Party B’s demand. However, it shall not be interpreted that Party B will be responsible to examine if the transaction undertaken by Party A is true, lawful or not;

6.	Party A ensures hereby:

I.	Party B shall have the rights to handle the whole set of documents/goods under the financing under outward remittance, or other security interests or rights and interests in property which may be owned in accordance with any applicable laws and/or regulations. In the event that the rights to handle the whole set of documents/goods under he financing under outward remittance shall be owned by Party A in accordance with the applicable laws and/or regulations or the award of court or arbitral authority with jurisdiction, Party A shall agrees to transfer unconditionally such rights to Party B to the extent of the applicable laws and/or regulations, and recognize all the acts or omissions on documents/goods taken by Party B. In the event that the rights to handle the whole set of documents/goods under the financing under outward remittance shall be owned by Party B in accordance with the applicable laws and/or regulations or the award of court or arbitral authority with jurisdiction, Party B shall retain such rights until Party A pays off all the financed fund which is provided by Party B to it.

II.	When Party A applies to Party B for holding documents/goods and pays the financed fund by the sales revenue to Party B, Party A only act as the assignee of Party B, including but not limited to keeping relative documents on behalf of Party B, handling matters of storage, keeping, transporting, processing, selling and insurance etc. on behalf of Party B, keeping the sales revenue on behalf of Party B or remit the sales revenue to the nominated account of Party B. Party A shall specify its status mentioned above to any third party when it sells goods to such third party.

III.	Party A shall undertake all the expenses (including but not limited to insurance, storage, transportation and terminal handling charge etc.) arising during its keeping goods; Party A shall promise that it will cover the goods against all risks which may raise up at the market price of the goods, nominate that Party B is the insurant on the original insurance policy, and hand the original insurance policy to Party B for keeping; in the event that the covered goods has any loss, Party B has the rights to claim against such loss to the insurer directly.

IV.	Party A shall not handle the goods by changing the payment terms or deferring payment, or by any other non-monetary methods without Party B’s approval. Party A shall not mortgage or pledge such goods to any other person, or it shall not make such goods being bond by any lien. Party A shall immediately provide to Party B the account and any sales revenue of such goods or all details of sales contract in connection with such goods; Party B shall have the access to warehouse to examine the actual condition of such goods or it shall be entitled to hold such goods again.

V.	The currency which is used by Party A when it fulfills its obligations shall be uniform with the currency of price of Party B. When Party B deducts amounts from Party A’s account actively in accordance with the relative provisions of the contract, if any difference between the currency of such account and the currency of price, the published rate on the date which the account is deducted shall be used for converting.

7.	Additional commitment:

In order to operate transactions under this attachment, besides the provisions of the Agreement, Party A shall make hereby additional commitment to Party B as follow:

Party A shall undertake that the sales revenue of the imported goods will be used firstly for repaying the financed funds which has been given to Party A by Party B.

Party A shall be careful and diligent when it handles the imported goods under the financing contract. The contract on handling the goods shall specify that the buyer shall transfer directly the payment to Party B’s account with the purpose of repaying the principal, interest of the financed funds and other expenses under the contract.

8.	Other details in connection with operating the transactions under this attachment shall be referred to the provisions of The Application of Financing under Outward Remittance.